Exhibit 10.22
SEVERANCE AND RELEASE AGREEMENT
          Robert Dubrish (“EMPLOYEE”) and Option One Mortgage Corporation (“COMPANY”) enter into this Severance and Release Agreement (“Release Agreement”) under the terms and conditions recited below:
I.	Recitations
A.	Due to changing business needs, EMPLOYEE has been notified that his employment with COMPANY will end on January 31, 2008 (the “Termination Date”).

B.	EMPLOYEE and COMPANY want to enter into a full and final settlement of all issues and matters between them, occurring on or before the date EMPLOYEE signs this Release Agreement. These include, but are not limited to, any issues and matters that may have arisen out of EMPLOYEE’S employment with or separation from COMPANY.

C.	EMPLOYEE specifically acknowledges that COMPANY has told him to consult with a lawyer prior to signing this Release Agreement.

D.	EMPLOYEE specifically agrees that he will not sign this Release Agreement until after the Termination Date.

E.	EMPLOYEE confirms that he has received payment of all salary, paid time off, bonuses and other wages due and owing to him from the COMPANY as of his Termination Date.

F.	In exchange for the mutual promises of EMPLOYEE and COMPANY set forth in this Release Agreement, EMPLOYEE and COMPANY agree to the terms and conditions set out below.
II.	Basic Terms of the Release Agreement
A.	COMPANY agrees to the following:
1.	Upon receipt of a fully executed copy of this Release Agreement and after the expiration of the period defined in paragraph III(A) below. COMPANY agrees to provide EMPLOYEE with the payments and benefits to which EMPLOYEE would be entitled under the H&R Block Severance Plan (the “Plan”). A copy of the Plan is attached to this Release Agreement as Exhibit A. To be fully executed, EMPLOYEE’S signature must be notarized. EMPLOYEE is not entitled to any payments or benefits under the Plan unless EMPLOYEE signs and returns this Release Agreement within forty-five (45) calendar days of being presented with it. EMPLOYEE may sign this Release Agreement at any time prior to conclusion of the forty-five (45) day period. Assuming EMPLOYEE chooses to sign this Release Agreement and that such signature becomes binding because EMPLOYEE has not revoked his signature within seven (7) calendar days after signing, the terms of the Plan govern the payments and benefits to which EMPLOYEE is entitled. EMPLOYEE is not entitled to any payments or benefits under the Plan unless EMPLOYEE fully executes and returns this Release Agreement by March 16, 2008 to: Donna Roethemeyer. Compensation Department, H&R Block, One H&R Block Way, Kansas City, MO 64105.
2.	As set forth in the Plan (in the event of any discrepancy, the terms of the Plan control), the payments available to the EMPLOYEE under the Plan are: Nondiscretionary Amount: $1,072,009.13 (to be paid in semi-monthly or bi-weekly installments as determined by COMPANY during the Severance period). Severance Period: Twelve months (unless earlier terminated in accordance with the Plan). Any change to the consideration given for this Release Agreement shall not cause the 45-day period to start over.
B.	EMPLOYEE agrees to the following:
1.	Release of Claims. EMPLOYEE agrees to release and discharge COMPANY, and any of its related companies, present and former officers, agents, successors, assigns, other employees and attorneys from any and all claims arising on or before the date EMPLOYEE signs the Release Agreement including, without limitation, any claims that may have arisen from EMPLOYEE’S employment with or separation from COMPANY, all as more fully set forth in paragraphs IV(A) through (E) below.
2.	Confidential Information. EMPLOYEE agrees, during and after the term of this Release Agreement, he will not, without the prior written consent of COMPANY, directly or indirectly use for the benefit of any person or entity other than COMPANY, or make known, divulge or communicate to any person, firm, corporation or other entity, any confidential or proprietary information, knowledge or trade secrets acquired, developed or learned of by EMPLOYEE during his employment with COMPANY. EMPLOYEE shall not retain after the Termination Date, any document, record, paper, disk, tape or compilation of information relating to any such confidential information.

3.	Return of COMPANY Property. EMPLOYEE shall return to COMPANY by the Termination Date, any and all things in his possession or control relating to COMPANY and its related entities, including but not limited to, any equipment issued to EMPLOYEE, all correspondence, reports, contracts, financial or budget information, personnel or labor relations files, office keys, manuals, and all similar materials not specifically listed here. EMPLOYEE further agrees that as of the Termination Date he will have no outstanding balance on his corporate credit card for which appropriate T&E accounting has not been submitted and he remains personally responsible for any outstanding balance on his corporate credit card.

4.	Non-Solicitation.
a. Employees and Consultants. For the twelve (12) month period immediately following termination of your employment with the Company (the “Limitations Period’’), EMPLOYEE shall not directly, or indirectly through another person or entity, except as agreed in writing by the parties induce or attempt to induce any employee of, or consultant to, the COMPANY or its subsidiaries to leave the employ of, or consultancy to, the COMPANY or its subsidiaries.
b. Company Customers and other Business Relationships. EMPLOYEE further covenants and agrees that for 24 month period following your Termination Date, EMPLOYEE shall not directly, or indirectly through another person or entity, except as agreed in writing by the parties call on, solicit or service any customer, supplier, licensee, licensor, consultant or other business relation of the COMPANY or its respective subsidiaries in order to induce or attempt to induce such person to cease doing business with the COMPANY or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, consultant or other business relation and the COMPANY or its subsidiaries (including, without limitation, making any negative statements or communications about the COMPANY or its subsidiaries).
5.	Non-disparagement. EMPLOYEE agrees he will not disparage COMPANY or make or solicit any comments to the media or others that may be considered derogatory or detrimental to the good business name or reputation of COMPANY. This clause has no application to any communications with the Equal Employment Opportunity Commission or any state or local agency responsible for investigation and enforcement of discrimination laws.
6.	EMPLOYEE Availability. EMPLOYEE agrees to make himself reasonably available to COMPANY to respond to requests by COMPANY for information pertaining to or relating to COMPANY and/or its affiliates, subsidiaries, agents, officers, directors or employees that may be within the knowledge of the

EMPLOYEE. EMPLOYEE will cooperate fully with COMPANY in connection with any and all existing or future litigation or investigations brought by or against COMPANY or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent COMPANY deems the EMPLOYEE’S cooperation necessary. COMPANY will reimburse the EMPLOYEE for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the EMPLOYEE from communicating with or participating in any government investigation.
III.	Acknowledgments and Additional Terms
A.	Revocation Period. EMPLOYEE acknowledges that if he accepts the terms of this Release Agreement he will have seven (7) calendar days after the date he signs this Release Agreement to revoke his acceptance of its terms. Such revocation, to be effective, must be delivered by written notice, in a manner so the notice is received on or before the seventh day by: Donna Roethemeyer, Compensation Department, H&R Block, One H&R Block Way, Kansas City, MO 64105.

B.	Opportunity to Consult Attorney. EMPLOYEE acknowledges he has consulted or has had the opportunity to consult with his attorney prior to executing the Release Agreement.

C.	No Admission of Liability. EMPLOYEE and COMPANY agree nothing in this Release Agreement is an admission by either of any wrongdoing, and that nothing in this Release Agreement is to be construed as such by anyone.

D.	Consideration. EMPLOYEE agrees provision of the payments and benefits set forth in paragraphs II(A)(1) and (2) are valuable consideration to which EMPLOYEE would not otherwise be entitled.

E.	Choice of Law. All disputes which arise out of the interpretation and enforcement of this Release Agreement shall be governed by the laws of the State of Missouri without giving effect to its choice of law provisions.
F.	Entire Agreement. This Release Agreement including Exhibits A and B is the entire agreement between the parties. The parties acknowledge the terms of the Plan can be terminated or changed according to the terms set forth in the Plan. The parties acknowledge the terms of this Release Agreement can only be changed by a written amendment to the Release Agreement signed by both parties.

G.	No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Release Agreement, except for those set forth in writing in this Release Agreement or in the Plan.

H.	Separate Signatures. Separate copies of this Release Agreement shall constitute originals which may be signed separately but which together will constitute one single agreement.

I.	Effective Date. This Release Agreement becomes effective and binding on the eighth calendar day following EMPLOYEE’S execution of the Release Agreement, so long as that execution takes place after EMPLOYEE’S Termination Date.

J.	Severability. If any provision of this Release Agreement, including the Plan, is held to be invalid, the remaining provisions shall remain in full force and effect.

K.	Continuing Obligations. Any continuing obligations EMPLOYEE has after separation of employment pursuant to any employment agreement with COMPANY, the Plan, or by operation of law survive this Release Agreement. The terms of this Release Agreement add to any such obligations and are not intended to otherwise modify them in any way.

L.	Employment Agreement. EMPLOYEE agrees that COMPANY has fully complied with all terms and conditions of the Employment Agreement between he and COMPANY, and that his employment has been properly terminated under that Agreement.

IV.	Release
A.	In consideration of the recitations and agreements listed above, EMPLOYEE releases, and forever discharges COMPANY and each and every one of its parent, affiliate, subsidiary, component, predecessor, and successor companies, and their respective past and present agents, officers, executives, employees, attorneys, directors, and assigns (collectively the “Releasees”), from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, claims for attorneys’ fees, judgments, and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between EMPLOYEE and the Releasees up to the date EMPLOYEE signs this Release Agreement.

B.	This release of claims includes, but is not limited to: (1) any claims he may have relating to any aspect of his employment with the Releasees and/or the separation of that employment, (2) any breach of an actual or implied contract of employment between EMPLOYEE and the Releasees, (3) any claim of unjust or tortious discharge, (4) any common-law claim (including but not limited to fraud, negligence, intentional or negligent infliction of emotional distress, negligent hiring/retention/supervision, or defamation), and (5)(i) any claims arising under the Civil Rights Act of 1866, 42 U.S.C. § 1981, (ii) the Civil Rights Act of 1964, 42 U.S.C. §§ 2000e, et seq., as amended by the Civil Rights Act of 1991, (iii) the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq. (including but not limited to the Older Worker Benefit Protection Act), (iv) the Employee Retirement Income Security Act, 29 U.S.C. §§ 1001, et seq., (v) the Rehabilitation Act of 1973, 29 U.S.C. §§ 701, et seq., (vi) the American with Disabilities Act, 42 U.S.C. §§ 12101, et seq., (vii) the Occupational Safety and Health Act, 29 U.S.C. §§ 651, et. seq., (viii) the National Labor Relations Act, 29 U.S.C. §§ 151, et. seq., (ix) the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq., (6) any applicable state employment discrimination statute, (7) any applicable state worker’s compensation statute, and (8) any other federal, state, or local statutes or ordinances.
C.	EMPLOYEE further agrees in the event any person or entity should bring such a charge, claim, complaint, or action on his behalf, he hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed. This Release Agreement does not affect, however, the Equal Employment Opportunity Commission’s (“EEOC’s”) rights and responsibilities to investigate or enforce applicable employment discrimination statutes.

D.	For purposes of the Age Discrimination in Employment Act (“ADEA”) only, this Release Agreement does not affect the EEOC’s rights and responsibilities to enforce the ADEA, nor does this Release Agreement prohibit EMPLOYEE from filing a charge under the ADEA (including a challenge to the validity of the waiver of claims in this Release Agreement) with the EEOC, or participating in any investigation or proceeding conducted by the EEOC. Nevertheless, EMPLOYEE agrees that the Releasees will be shielded against any recovery by EMPLOYEE, provided this Release Agreement is valid under applicable law.

E.	EMPLOYEE agrees he waives any right to participate in any settlement, verdict or judgment in any class action against the Releasees arising from conduct occurring on or before the date EMPLOYEE signs this Release Agreement, and that he waives any right to accept anything of value or any injunctive relief associated with any such pending or threatened class action against the Releasees.

F.	EMPLOYEE acknowledges that he is aware of and familiar with the provisions of Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by her, must have materially affected his settlement with the debtor. ”

EMPLOYEE waives and relinquishes all rights and benefits he may have under Section 1542 of the California Civil Code, or the law of any other state or jurisdiction, or common law principle, to the same or similar effect. EMPLOYEE represents and warrants that he has the authority to enter into this Agreement on his own behalf, and to bind all persons and entities claiming through him.
F.	Retention Agreement. EMPLOYEE and COMPANY agree that neither is waiving any rights EMPLOYEE and/or COMPANY may have under the H&R Block Sale and Retention Agreement entered into by the parties and that Agreement continues in full force and effect in accordance with its terms.
V.	Eligibility Criteria and Information About Selected Employees
A.	Introduction. Pursuant to federal law, COMPANY is providing EMPLOYEE with the information contained in Exhibit B. Exhibit B contains information regarding the employees selected for benefits under the Plan.

B.	Eligibility Criteria and Time Limits. All COMPANY employees who are being separated from employment by COMPANY in the Reorganization are being offered the opportunity to receive the payments and benefits described in the Plan (attached as Exhibit A) in exchange for a release of all claims against COMPANY.

C.	Decisional Unit. The decisional unit for this restructuring is the President and Chief Executive Officer, and Chief Operating Officer of Option One Mortgage Corporation.

THIS IS A RELEASE OF CLAIMS — READ CAREFULLY BEFORE SIGNING
I have read this Severance and Release Agreement. I have had the opportunity to obtain the advice of legal counsel concerning the meaning and effect of this Release Agreement. COMPANY advised me to seek the advice of counsel on this issue. I fully understand the terms of this Release Agreement and I understand it is a complete and final release of any of my claims against COMPANY. I sign the Release Agreement as my own free act and deed.

3/14/08 Date	/s/ Robert E. Dubrish EMPLOYEE
               Subscribed and sworn to before me, a Notary Public, this 14 day of March, 2008.

/s/ B. Cohen NOTARY PUBLIC
My Commission expires: 5-30-08

COMPANY

Date	/s/ Alan M. Bennett By